EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Genesis Energy, L.P. on Form S-4 of our report dated March 4, 2011, relating to the financial statements of Cameron Highway Oil Pipeline Company as of December 31, 2010 and for the period from November 23, 2010 through December 31, 2010, appearing in the Annual Report on Form 10-K of Genesis Energy, L.P. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

May 20, 2013